SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )

RUCKUS WIRELESS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

781220108

(CUSIP Number)

12/31/12

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 18 Pages

CUSIP NO. 781220108	13 G	Page 2 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL IX, L.P. (“SC IX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3335835
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,039,886
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,039,886
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,039,886
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 3 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL ENTREPRENEURS ANNEX FUND, L.P. (“ANNEX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 94-3354706
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 43,329
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 43,329
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,329
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 4 of 18 Pages

1	NAME OF REPORTING PERSON SC IX.I MANAGEMENT, LLC (“SC IX.I LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 90-0157711
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,083,215 shares of which 1,039,886 shares are directly held by SC IX and 43,329 shares are directly held by ANNEX. SC IX.I LLC is the General Partner of SC IX and ANNEX.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,083,215 shares of which 1,039,886 shares are directly held by SC IX and 43,329 shares are directly held by ANNEX. SC IX.I LLC is the General Partner of SC IX and ANNEX.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,083,215
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 781220108	13 G	Page 5 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL X, L.P. (“SC X”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0535705
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,127,790
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,127,790
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,127,790
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 6 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS X, L.P. (“STP X”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0537311
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,314,742
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,314,742
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,314,742
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.8%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 7 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL X PRINCIPALS FUND LLC (“SC X PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0537312
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 813,832
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 813,832
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 813,832
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 781220108	13 G	Page 8 of 18 Pages

1	NAME OF REPORTING PERSON SC X MANAGEMENT, LLC (“SC X LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 77-0535710
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

11,256,364 shares of which 9,127,790 shares are directly held by SC X, 1,314,742 shares are directly held by STP X and 813,832 shares are directly held by SC X PF. SC X LLC is the General Partner of each of SC X and STP X, and the Managing Member of SC X PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

11,256,364 shares of which 9,127,790 shares are directly held by SC X, 1,314,742 shares are directly held by STP X and 813,832 shares are directly held by SC X PF. SC X LLC is the General Partner of each of SC X and STP X, and the Managing Member of SC X PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,256,364
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.3%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 781220108	13 G	Page 9 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND IV, L.P. (“SCGF IV”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0589567
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,281,539
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,281,539
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,281,539
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.2%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 10 of 18 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USGF PRINCIPALS FUND IV, L.P. (“SCGF IV PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0619227
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 229,319
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 229,319
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 229,319
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 11 of 18 Pages

1	NAME OF REPORTING PERSON SCGF IV MANAGEMENT, L.P. (“SCGF IV MGMT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0589559
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

5,510,858 shares of which 5,281,539 shares are directly held by SCGF IV and 229,319 shares are directly held by SCGF IV PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

5,510,858 shares of which 5,281,539 shares are directly held by SCGF IV and 229,319 shares are directly held by SCGF IV PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,510,858
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.5%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 781220108	13 G	Page 12 of 18 Pages

1	NAME OF REPORTING PERSON SCGF GENPAR, LTD. (“SCGF GP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0603717
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,510,858 shares of which 5,281,539 shares are directly held by SCGF IV and 229,319 shares are directly held by SCGF IV PF. SCGF GP is the General Partner of SCGF IV MGMT.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,510,858 shares of which 5,281,539 shares are directly held by SCGF IV and 229,319 shares are directly held by SCGF IV PF. SCGF GP is the General Partner of SCGF IV MGMT.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,510,858
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.5%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 781220108	13 G	Page 13 of 18 Pages

ITEM 1.

(a)	Name of Issuer: Ruckus Wireless, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

                          350 West Java Drive

                           Sunnyvale, CA 94089

ITEM 2.

(a)	Name of Persons Filing:
Sequoia Capital IX, L.P.
Sequoia Capital Entrepreneurs Annex Fund, L.P.
SC IX.I Management, LLC
Sequoia Capital X, L.P.
Sequoia Technology Partners X, L.P.
Sequoia Capital X Principals Fund, LLC
SC X Management, LLC
Sequoia Capital U.S. Growth Fund IV, L.P.
Sequoia Capital USGF Principals Fund IV, L.P.
SCGF IV Management, L.P.
SCGF GenPar, Ltd.

SC IX.I LLC is the General Partner of SC IX and ANNEX. SC X LLC is the General Partner of each of SC X and STP X, and the Managing Member of SC X PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF. SCGF GP is the General Partner of SCGF IV MGMT.

(b)	Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA 94025

Citizenship:
SC IX.I LLC, SC IX, ANNEX, SC X LLC, SC X, STP X, SC X PF: Delaware
SCGF IV MGMT, SCGF IV, SCGF IV PF, SCGF GP: Cayman Islands

(c)	Title of Class of Securities: Common Stock

(d)	CUSIP Number: 781220108

CUSIP NO. 781220108	13 G	Page 14 of 18 Pages

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.   ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 781220108	13 G	Page 15 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2013

Sequoia Capital IX, L.P.

Sequoia Capital Entrepreneurs Annex Fund, L.P.

By: SC IX.I Management, LLC
a Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC IX.I Management, LLC, a Delaware Limited Liability Company

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X, a Delaware Limited Partnership

Sequoia Technology Partners X, a Delaware Limited Partnership

By: SC X Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X Principals Fund, a Delaware Multiple Series LLC

By:	SC X Management, LLC
A Delaware Limited Liability Company
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC X Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 781220108	13 G	Page 16 of 18 Pages

Sequoia Capital U.S. Growth Fund IV, L.P.
Sequoia Capital USGF Principals Fund IV, L.P.

By: SCGF IV Management, L.P.
A Cayman Islands exempted limited partnership
General Partner of Each

By: SCGF GenPar, Ltd
A Cayman Islands limited liability company
Its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF IV Management, L.P.
A Cayman Islands exempted limited partnership

By: SCGF GenPar, Ltd
A Cayman Islands limited liability company
Its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF GenPar, Ltd
A Cayman Islands limited liability company

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP NO. 781220108	13 G	Page 17 of 18 Pages

Exhibit 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common stock of Ruckus Wireless, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 13, 2013

Sequoia Capital IX, L.P.
Sequoia Capital Entrepreneurs Annex Fund, L.P.

By: SC IX.I Management, LLC a Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC IX.I Management, LLC, a Delaware Limited Liability Company

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X, a Delaware Limited Partnership

Sequoia Technology Partners X, a Delaware Limited Partnership

By:	SC X Management, LLC
A Delaware Limited Liability Company
General Partner of Each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital X Principals Fund, a Delaware Multiple Series LLC

By:	SC X Management, LLC
A Delaware Limited Liability Company
Its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 781220108	13 G	Page 18 of 18 Pages

SC X Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital U.S. Growth Fund IV, L.P.
Sequoia Capital USGF Principals Fund IV, L.P.

By: SCGF IV Management, L.P.
A Cayman Islands exempted limited partnership
General Partner of Each

By: SCGF GenPar, Ltd
A Cayman Islands limited liability company
Its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF IV Management, L.P.
A Cayman Islands exempted limited partnership

By: SCGF GenPar, Ltd
A Cayman Islands limited liability company
Its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF GenPar, Ltd
A Cayman Islands limited liability company

By:	/s/ Douglas Leone
Douglas Leone, Managing Director